Exhibit 10.2

ADMINISTRATION AGREEMENT

This Agreement (this “Agreement”) is made as of July 17, 2026 (the “Effective Date”) by and between Monroe Capital Asset-Backed Finance Company, LP, a Delaware series limited partnership (the “Partnership”), and Monroe Capital Management Advisors, LLC, a Delaware limited liability company (the “Administrator”).

W I T N E S S E T H

WHEREAS, the Partnership is a newly organized holding company that intends to conduct a lending platform to fund, finance and structure certain asset-backed finance assets directly and through wholly or majority-owned subsidiaries; and

WHEREAS, the Partnership desires to retain the Administrator to provide administrative services to the Partnership, and the Administrator wishes to be retained to provide such services, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Partnership and the Administrator hereby agree as follows:

1.Duties of the Administrator.

(a)Employment of the Administrator. The Partnership hereby employs the Administrator to act as administrator of the Partnership and to perform, or oversee the performance of, the administrative services, personnel and facilities necessary for the operation of the Partnership, subject to the supervision and oversight of the Board of Directors of the Partnership (the “Board”), during the term hereof and upon the terms and conditions set forth in this Agreement. The Administrator hereby accepts such employment and agrees during the term hereof to render, or arrange for the rendering of, such services, subject to the reimbursement of costs and expenses provided for herein.

(b)Certain Services. Without limiting the generality of Section 1(a), the Administrator shall furnish the Partnership with office facilities and equipment and provide the Partnership with clerical, bookkeeping, record keeping and other administrative services at such facilities and such other services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Partnership, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Board of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Partnership as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, in its capacity as administrator pursuant to this Agreement, provide any advice or recommendation relating to the subject matter of, nor perform any of the investment advisory services described in, the Operating Manager Agreement, dated as of July 17, 2026, between the Partnership and Monroe Capital Asset Finance Advisors, LLC, a Delaware limited liability company (in such capacity, the “Adviser”). The Administrator shall be responsible for the financial and other records that the Partnership is required to maintain and shall prepare reports to shareholders and all other reports and materials required to be filed with the Securities and Exchange Commission (the “SEC”) or any other regulatory authority. In addition, the Administrator shall assist the Partnership in determining and publishing (as necessary and appropriate) the Partnership’s net asset value, overseeing the Partnership’s debt facility compliance, overseeing the preparation and filing of the Partnership’s tax returns and the printing and disseminating of reports to shareholders, and generally overseeing the payment of the Partnership’s expenses and the performance of administrative and professional services rendered to the Partnership by others.

(c)Independent Contractor. The Administrator, and such others as it may arrange to provide services hereunder, shall for all purposes herein each be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Partnership in any way or otherwise be deemed an agent of the Partnership.

(d)Books and Records. The Administrator agrees to maintain and keep all books, accounts and other records of the Partnership that relate to activities performed by the Administrator hereunder and shall maintain and keep such books, accounts and records in accordance with applicable law. Consistent with applicable law, the Administrator agrees that all records that it maintains for the Partnership shall at all times remain the property of the Partnership, shall be readily accessible during normal business hours and shall be promptly surrendered to the Partnership upon the termination of this Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Partnership shall be preserved consistent with applicable law unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records, subject to observance of its confidentiality obligations under this Agreement.

2.Confidentiality. The parties hereto agree that each shall treat confidentially all information provided by a party hereto to the other party regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information (regulated pursuant to Regulation S-P of the SEC), shall be used by the other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, by judicial or administrative process or otherwise by applicable law or regulation.

3.Compensation; Allocation of Costs and Expenses.

(a)In full consideration of the provision of the services of the Administrator, the Partnership shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations hereunder, which shall be equal to an amount based on the Partnership’s allocable portion of the Administrator’s overhead in performing its obligations under this Agreement, including rent, and, at the request of the Administrator, the Partnership’s allocable portion of the costs of the total compensation, benefits and related administrative expenses (including travel expenses) of the Administrator’s officers (including a chief financial officer and chief compliance officer), employees and agents who provide financial, operational, investor relations, legal, administrative or other non-investment services hereunder, including services related to fund finance, valuation and technology functions, their respective staffs and other professionals who provide services to the Administrator or to Partnership (including, in each case, officers, employees or agents of the Adviser or an affiliate of the Administrator) who assist with the preparation, coordination, and administration of the foregoing or provide other “back office” or “middle office” financial, operational or administrative services to the Partnership or the Administrator. Accordingly, if requested by the Administrator, the Partnership shall reimburse the Administrator (or its affiliates) for the allocable portion of the total compensation, benefits and related administrative expenses (including travel expenses) paid by the Administrator (or its affiliates) to such individuals (based upon the average AUM of the Partnership as a percentage of total AUM of the applicable funds, accounts, entities, vehicles, products and/or similar arrangements sponsored, managed or advised by Monroe, as applicable, unless otherwise indicated (the “Monroe Clients”). To the extent the Administrator outsources any of its functions, the Partnership may pay the fees associated with such functions on a direct basis without profit to the Administrator. Reimbursements to the Administrator must be made, at the Administrator’s election, in cash or cash equivalent.

(b)Other than those expenses specifically assumed by the Administrator or the Adviser, the Partnership, either directly or through reimbursement to the Adviser, shall bear all costs and expenses of the Partnership’s operation, administration and transactions, including those relating to:

(i)organization and offering;

(ii)calculating the Partnership’s net asset value (including the cost and expenses of any independent valuation firm);

(iii)fees and expenses incurred by the Administrator payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Partnership and conducting research and due diligence on prospective investments and equity sponsors, analyzing investment opportunities and structuring the Partnership’s investments on an ongoing basis;

(iv)research and market data;

(v)any and all fees, costs and expenses incurred in connection with the incurrence of leverage and indebtedness of the Partnership, including borrowings, dollar rolls, reverse purchase agreements, credit facilities, securitizations, margin financing and derivatives and swaps, and including any principal or interest on the Partnership’s borrowings and indebtedness (including, without limitation, any fees, costs, and expenses incurred in obtaining lines of credit, loan commitments, and letters of credit for the account of the Partnership and in making, carrying, funding and/or otherwise resolving investment guarantees);

(vi)hedging;

(vii)marketing efforts;

(viii)offerings of the Partnership’s shares of limited partnership interest and other securities;

(ix)effecting any sales and repurchases of the Partnership’s shares of limited partnership interest and other securities;

(x)dealer manager agreements, if any

(xi)fees payable to the operating manager of the Partnership;

(xii)commissions and other compensation payable to brokers or dealers;

(xiii)administration fees and expenses, if any, payable under this Agreement, including payments to the Administrator based upon the Partnership’s allocable portion of the Administrator’s overhead in performing its obligations under this Agreement, including rent and the allocable portion of the costs of the total compensation, benefits and related administrative expenses (including travel expenses) of the Administrator’s officers (including a chief financial officer and chief compliance officer), employees and agents who provide financial, operational, investor relations, administrative or other non-investment services hereunder, their respective staffs and other professionals who provide services to the Administrator or to Partnership (including, in each case, officers, employees or agents of the Adviser or an affiliate of the Administrator) who assist with the preparation, coordination, and administration of the foregoing or provide other “back office” or “middle office” financial, operational or administrative services to the Partnership or the Administrator;

(xiv)implementing or maintaining third-party or proprietary software tools, programs or other technology for the benefit of the Partnership (including, without limitation, any and all fees, costs and expenses of any investment, books and records, portfolio compliance and reporting systems such as such as “Wall Street Office,” “Allvue,” “Indus Valley Partners,” “Top Q,” general ledger or portfolio accounting systems and similar systems and services, including, without limitation, consultant, software licensing, data management and recovery services fees and expenses);

(xv)transfer agent, dividend agent and custodial fees and expenses;

(xvi)any and all fees, costs and expenses (including disbursements) of auditors and accountants relating to Partnership matters;

(xvii)rating agencies;

(xviii)federal, state and local taxes;

(xix)independent directors’ fees and expenses, including certain travel expenses;

(xx)preparing financial statements and maintaining books and records and filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs under applicable law, including registration fees, listing fees and licenses, and the compensation of professionals responsible for the preparation of the foregoing;

(xxi)reports, proxy statements or other notices to shareholders, including printing and mailing costs;

(xxii)any shareholder or director meetings and the compensation of personnel responsible for the preparation of the foregoing and related matters

(xxiii)directors and officers/errors and omissions liability insurance, and any other insurance premiums;

(xxiv)direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal and consulting costs;

(xxv)winding up;

(xxvi)incurred in connection with the formation or maintenance of entities or vehicles to hold the Partnership’s assets for tax or other purposes;

(xxvii)extraordinary expenses (such as litigation or indemnification);

(xxviii)proxy voting; and

(xxix)all other expenses incurred by the Administrator in connection with administering the Partnership’s business.

4.Activities of the Administrator. The services of the Administrator to the Partnership are not exclusive, and the Administrator and/or any of its affiliates may engage in any other business or render similar or different services to others. It is understood that directors, officers, employees and shareholders of the Partnership are or may become interested in the Administrator and its affiliates, as members, managers, partners, officers, employees or otherwise, and that the Administrator and directors, officers, employees, partners, stockholders, members and managers of the Administrator and its affiliates are or may become similarly interested in the Partnership as shareholders or otherwise.

5.Limitation of Liability of the Administrator; Indemnification. The Administrator and its affiliates and its and its affiliates’ respective directors, officers, employees, members, managers, agents, controlling persons, partners and stockholders (collectively, the “Indemnified Parties”) shall not be liable to the Partnership or its subsidiaries or its and its subsidiaries’

respective directors, officers, employees, members, managers, partners or shareholders for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Partnership, and the Partnership shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all claims, damages, liabilities and costs (including reasonable attorneys’ fees) and other expenses reasonably incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Partnership or its security holders) arising out of or in connection with the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Partnership. Notwithstanding the foregoing provisions of this Section 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against, or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Partnership or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of the Administrator’s duties and obligations under this Agreement or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement.

6.Effectiveness, Duration and Termination.

(a)This Agreement shall become effective as of the Effective Date. This Agreement shall remain in effect for two years after such date, and thereafter shall continue automatically for successive annual periods; provided that such continuance is specifically approved at least annually by the vote of:

(i)the Board of Directors of the Partnership (the “Board”);

(ii)the majority of the Partnership’s independent directors; or

(iii)the General Partner of the Partnership.

(b)This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by (i) the vote of the Board or (ii) the Administrator.

(c)The provisions of Section 5 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination or expiration of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Administrator shall be entitled to any amounts owed under Section 3 through the date of termination or expiration.

7.Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party hereto without the consent of the other party; provided that the rights and obligations of the Partnership under this Agreement shall not be deemed to be assigned to a newly-formed entity in the event of the merger of the Partnership into, or conveyance of all of the assets of the Partnership to, such newly-formed entity; provided, further, that the sole purpose of that merger or conveyance is to effect a mere change in the Partnership’s legal form into another limited liability entity. No assignment by either party permitted hereunder shall relieve the applicable party of its obligations under this Agreement. Any assignment by either party in accordance with the terms of this Agreement shall be pursuant to a written assignment agreement in which the assignee expressly assumes the assigning party’s rights and obligations hereunder. The provisions of Section 5 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

8.Third Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any person other than the parties hereto and the Indemnified Parties any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.Amendments of this Agreement. This Agreement may not be amended or modified except by an instrument in writing signed by both parties hereto.

10.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b). The parties hereto unconditionally and irrevocably consent to the exclusive jurisdiction of the federal and state courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

11.No Waiver. The failure of either party hereto to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

12.Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13.Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

14.Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

15.Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the parties hereto at their respective principal executive office addresses.

16.Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to such subject matter.

17.Certain Matters of Construction.

(a)The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

(b)Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

(c)The word “including” shall mean including without limitation

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

MONROE CAPITAL ASSET-BACKED FINANCE COMPANY, LP

By:	/s/ Ronald A. Holinsky
Name: Ronald A. Holinsky
Title: Chief Legal Officer, Chief Compliance Officer and Secretary

MONROE CAPITAL MANAGEMENT ADVISORS, LLC

By:	/s/ Peter Gruszka
Name: Peter Gruszka
Title: Authorized Signatory

[Signature Page to Administration Agreement]